Exhibit 12.1

Ratio of Earnings to Fixed Charges for the last five years and September, 30, 2003 compared to same period:



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

                          1998     1999      2000     2001      2002      9/30/2002      9/30/2003
Fixed charges:

Interest                  29.7     28.1      28       24.5      22.9      17.4           16

Rents                     23.3     19.6      19.9     24.4      25.2      18.9           20.55
Interest factor           31%      31%       31%      31%       31%       31%            31%
                          ----     ----      ----     ----      ----      ----           -----
Rental interest           7.3      6.1       6.2      7.6       7.8       5.9            6.4

Total Fixed Charges       37.0     34.2      34.2     32.1      30.7      23.3           22.4


Earnings:

Pretax income             19.8     24.4      31.3     25.4      30.3      23.4           -8
Cumulative effect                                                                        18.1
of accounting
change

Fixed charges             37.0     34.2      34.2     32.1      30.7      23.3           22.4
-------------             ----     ----      ----     ----      ----      ----           ----
Earnings                  56.8     58.6      65.5     57.5      61.0      46.7           32.5

Ratio                     1.54     1.71      1.92     1.79      1.99      2.01           1.45


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